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                                                                   Exhibit 10.20

Dec 07 2000

Mr. John Madigan


Dear John,

We are pleased to offer you a position with Agate Technologies Inc. (the "Company" or "Employer")) on the general terms set forth herein. Your employment with the Company will be commence upon and be subject to the execution of a formal employment agreement acceptable to both you and the Company. Until such time as an agreement is signed by both you and the Company, there will not exist any employment relationship between us.

(1) Position. You will be employed as President and Chief Operating Officer. In such capacity, you will be responsible for the overall plan and implementation of the Company's business and financial objectives and growth targets and any other duties as may be determined and assigned from time to time by the Board of Directors. You will report to the Chairman/CEO of the Company and shall comply with all rules and policies of the Company as adopted by the Board of Directors.

(2) Cash Compensation: Your cash compensation will consist Of the following:-


        i.      Base annual salary of $180,000, payable every two weeks.
        ii. Annual Bonus of $100,000 subject to the achievement of agreed upon operating and financial objectives and growth targets as established by the Board of Directors. Such bonus will be payable upon meeting the quarterly financial results of the Company for the calendar year ended Dec 31 2001. For the first year and first year only , this bonus is guaranteed at a minimum of 20%.
        iii. Relocation cash advance of $20,000 payable within two weeks of commencement of employment. Such advance will be repaid to the Company should employee leave the Company with or without cause prior to one year of employment.
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(3)   Stock Grant

      You will be eligible for a stock grant of 30,000 shares of restricted common stock upon commencement of employment.

(4)   Stock Options

      You will be eligible for a stock option grant to acquire 645,000 shares of common stock at an exercise equal to the closing market price of the Company's common stock on the date of grant. These stock options will be Vested as follows:-

      i. Six months from date of hire, 11% of outstanding stock options or 70,000 stock options will be vested. ii. One year from date of hire, 25% of outstanding stock options or 161,250 stock options will be vested.
      ii. One year from date of hire, 25% of outstanding stock options or 161,250 stock options will be vested.
      iii. The balance of 64% or 413,750 will be vested over the remaining three year period , with monthly vesting such that the remaining options will become fully vested by the fourth anniversary of your date of hire.
      iv. All of the above stock options will be on the Company's standard terms as outlined in the Stock Option Plan.

      (5) Employee Benefits. During the term of this Agreement, You will be entitled to all of the Company's standard benefits for employees as outlined in the Personnel Manual.

      (6)   Severance Benefits.

            i. Employee shall be entitled to severance benefits after a minimum of one year's employment.
            ii If the Company terminates the Employee without cause the Employee shall be entitled to receive his then current salary for a period of six months from the date of termination, payable in a lump sum or in equal monthly installments, at the sole and exclusive option of the Company, which payment shall be contingent upon your execution
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                  of a mutual general release in favor of the Company.
            iii If the Company terminates the Employee for cause, the Employee shall be entitled to receive his then current salary for a period of three months from the date of termination, payable in a lump sum or in equal monthly installments, at the sole and exclusive option of the Company, which payment shall be contingent upon your execution of a mutual general release in favor of the Company.

            iv If the Company terminates the Employee for Malfeasance, or if the Employee resigns , the Employee shall not be entitled to receive any severance whatsoever.

            v.    Definitions

                  Malfeasance shall consist of:

                  . Theft, embezzlement, fraud, dishonesty, misappropriation or conversion of funds or property committed against the Employer or
                  . Conduct which constitutes unfair competition with the Employer or breaches a fiduciary or contractual duty to the Employer.
                  . Disclosure of the confidential information of the Company other than specifically authorized or required in the performance of the Employee's duties.
                  . Inducement of any customer, consultant, employee or supplier of the Company to breach any contract with the Company or cease its business relationships with the Company.

                  For Cause, other than malfeasance, shall consist of:

                  . Failure to devote all or substantially all of one's full professional time, attention, energies and abilities to one's employment for the Company, which failure is not cured within two (2) weeks after the Company or its Board
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                     has given the Employee written notice of the failure.

                     . Breach of the terms of conditions of the Employment Agreement which breach is not cured within two (2) weeks after the Company has given the Employee written notice of the breach.
                     . Unsatisfactory performance of job responsibilities which failure is not cured within one (1) month after the Company has given the Employee written notice of the failure, or
                     . Exceeding the scope of one's authority as specifically delegated in writing from time to time by the Employer's Board of Directors.
                     . Material neglect or refusal to perform the duties assigned pursuant to the terms of the Employment Agreement or as delegated by the Board of Directors or CEO/Chairman of the Company.


(7) Proprietary Information Agreement. Upon acceptance of this offer and commencement of employment you agree to execute a Proprietary Information Agreement in the Company's standard form which shall include an obligation to disclose any innovations to the Company, assign all innovations or inventions to the Company and standard and customary work made for hire provisions.
(8)  Non solicitation. During the term of the employment agreement and for a one
     (1) year period thereafter, you shall not induce any person to leave the employ of the Company or solicit any present customer, distributor or supplier to cancel, limit or postpone their business with the Company.
(9)  Confidentiality. Standard and customary confidentiality provision.
(10) Non compete clause. During the term of the employment agreement and for a one (1) year period thereafter, you shall not be employed by or own a competing business. A competing firm is defined as a directly competing firm of similar size with like product mix.
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We are committed to providing a stimulating and team oriented environment in which to grow your career objectives. The work environment is one of challenge, opportunity and reward for success and we look forward to having you join our team.

You agree to keep the existence and terms of this offer letter confidential and you will not disclose the existence or terms of this offer letter to any person (other than your personal advisors and then only on a need to know basis) unless specifically authorized in advance by the Chief Executive Officer of Chief Financial Officer.

This offer supersedes any and all other written or verbal offers and is valid until December 11 2000.



Sincerely



Mr. Francis Khoo
Chairman and CEO

I understand and accept the terms of offer of this letter

Signed ______________________________

Date Executed _______________________

Start Date ___________________________